Exhibit 8.1

[Goodwin Procter LLP Letterhead]

As of June 24, 2013

Terreno Realty Corporation

101 Montgomery Street, Suite 200

San Francisco, CA 94104

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 with the Securities and Exchange Commission on June 24, 2013 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) common stock, par value $0.01 per share, of Terreno Realty Corporation, a Maryland corporation (the “Company”), (ii) preferred stock, par value $0.01 per share, of the Company and (iii) debt securities of the Company. This opinion letter addresses the Company’s qualification as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years commencing with the Company’s taxable year ended December 31, 2010 and the accuracy of the matters discussed in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations.”

In rendering the following opinion, we have reviewed and relied upon the Articles of Amendment and Restatement of the Company, the Articles Supplementary relating to the Company’s 7.75% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share, the Amended and Restated Bylaws of the Company, and the Registration Statement. For purposes of our opinion, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) due execution and delivery of all such documents by all the parties thereto, (vii) the compliance of each party with all material provisions of such documents, and (viii) the accuracy and completeness of all records made available to us.

We also have reviewed and relied upon the representations and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion (the “REIT Certificate”) regarding the formation, organization, ownership, and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT. We have neither independently investigated nor verified such representations and the Company’s ability to comply with such covenants, and we assume that each such representation and covenant is and will be true, correct and complete, that the Company and any subsidiaries are and will be owned and operated in accordance with the REIT Certificate and that all representations and covenants that speak to the best of the belief and/or knowledge of any person(s) or party(ies), or are subject to similar qualification, are and will continue to be true, correct and complete as if made without such qualification. To the extent such representations and covenants speak to the intended ownership or operations of the Company, we assume that the Company will in fact be owned and operated in accordance with such stated intent.

Terreno Realty Corporation

June 24, 2013

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) commencing with its taxable year ended on December 31, 2010 and through the date hereof, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed ownership and method of operations as described in the REIT Certificate will allow it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code, and (ii) the statements set forth under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as such statements describe applicable U.S. federal income tax law, constitute accurate summaries of the matters described therein in all material respects.

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The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company’s continuing qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We express no opinion other than the opinion expressly set forth herein. Our opinion is not binding on the Internal Revenue Service or a court, and the Internal Revenue Service or a court may disagree with our conclusion. Our opinion is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretation thereof, all as in effect as of the date of this opinion. Changes in applicable law could cause the federal income tax treatment of the Company to differ materially and adversely from the treatment described above and render the tax discussion in the Registration Statement incorrect or incomplete.

We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Terreno Realty Corporation

June 24, 2013

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP